Exhibit 99.1
Peapack-Gladstone Financial Corporation Reports Receipt
of $28,685,000 of Capital from the U.S. Treasury

GLADSTONE, N.J.—(BUSINESS WIRE)—January 9, 2009—Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) reported the receipt on Friday, January 9, 2009 of a $28,685,000 investment by the U.S. Department of Treasury.  The investment is part of Treasury’s Capital Purchase Program and is in the form of preferred stock.  The investment is considered Tier 1 Capital.

The Corporation applied for and received preliminary approval of Treasury’s investment in November, 2008.  Prior to consummating Treasury’s investment the Corporation was required to obtain shareholder approval to amend its certificate of incorporation to provide for the issuance of preferred stock.  At its special meeting on January 6, 2009 the Corporation received overwhelming shareholder approval for the proposal to issue preferred stock, allowing the Corporation to issue preferred stock to Treasury today to close the transaction.

Frank A. Kissel, Chairman and Chief Executive Officer, stated, “I am pleased with the investment by Treasury and I believe it positions us very well for the future.”

As part of the investment, the Corporation issued Treasury warrants to purchase 143,139 shares of the Corporation’s common stock at an exercise price of $30.06 per share.  The warrants are exercisable for a period of 10 years.

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.39 billion as of November 30, 2008. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at its Morristown office located at 233 South Street. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, classification of securities to other-than-temporary impaired status, impairment charges with respect to securities, unanticipated costs in connection with new branch openings, deterioration of the economy, unexpected changes in interest rates, inability to manage growth in commercial loans, unexpected loan prepayment volume, unanticipated exposure to credit risks, insufficient allowance for loan losses, competition from other financial institutions, adverse effects of government regulation or different than anticipated effects from existing regulations, passage by Congress of a law which unilaterally amends the terms of the Treasury’s investment in us in a way that adversely affects us, a decline in the levels of loan quality and origination volume and a decline in trust assets or deposits, and other unexpected events.  Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.